UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2005

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

In December 2000, we entered into a collaboration agreement with Kraft Foods Global, Inc., a global leader in branded foods and beverages. On April 29, 2005, we amended the agreement to expand and extend the collaborative research phase. During the extension period which runs through July 30, 2005, we will begin working with Kraft Foods on an exclusive basis on the discovery and development of novel flavor modifiers in a new product field in the dessert category.  We will also continue to work with Kraft Foods for the discovery and development of novel flavor enhancers on a co-exclusive basis in an existing specified food and beverage product field.  Kraft Foods has agreed to continue its existing research funding to us during the extension period.  During the extension, we will continue discussions with Kraft Foods regarding a further extension of the collaborative research phase and additional opportunities to expand the collaboration.  Upon commercialization, we are entitled to receive royalties on future net sales of products containing a discovered flavor enhancer from the date of introduction of each product in each country until the earlier of 17 years thereafter or until the expiration of relevant patents in such country.

We intend to file the amendment with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time.  The press release dated May 2, 2005 announcing our entry into the amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c) Exhibits.

99.1         Press release of Senomyx, Inc. dated May 2, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/s/ HARRY J. LEONHARDT, ESQ.
Harry J. Leonhardt, Esq.
Vice President, General Counsel and Corporate Secretary

Date: May 2, 2005

INDEX TO EXHIBITS

99.1	Press release of Senomyx, Inc. dated May 2, 2005.